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                                              Exhibit 99.1

                    [LETTERHEAD OF LITTLE SWITZERLAND, INC.]


                                                                  June  12, 1998


Dear Fellow Stockholder:

   On June 9, your Board of Directors terminated the merger agreement between Little Switzerland and Destination Retail Holdings Corporation/*/, parent company of Colombian Emeralds, due to Destination's inability to raise the financing necessary to consummate the merger. Having taken this difficult but necessary action, Little Switzerland will now pursue its long-term business plan as an independent entity. We intend to devote our considerable energies to rebuilding and revitalizing your Company. YOUR BOARD OF DIRECTORS IS CONVINCED THAT ITS DECISION WAS IN THE BEST INTERESTS OF ALL LITTLE SWITZERLAND STOCKHOLDERS.


                     WHY WE TERMINATED THE MERGER AGREEMENT

   On May 8, 1998, following stockholder approval of the transaction, we notified Destination that Little Switzerland had satisfied all of the conditions to the merger agreement and informed Destination that we were prepared to close the transaction at that time. In response, Destination informed us that it was not yet prepared to close the merger, indicating that it had no financing and requesting an extension of between 90 and 120 days. Although we had the contractual right to terminate the merger agreement at any time after May 22, we continued to work diligently with Destination to understand the structure, timing and likelihood of Destination's financing, including making repeated requests for, among other things, Destination's most recent fiscal year-end and interim financial statements, which were not provided to us until the end of May. As a result of such diligence, it became clear to us that it was highly unlikely that Destination would be able to raise the funds necessary to meet its obligations to Little Switzerland stockholders.

   While your Board often felt frustrated in its efforts to obtain information from Destination in order to gauge Destination's progress toward consummating the merger, we did learn the following facts which supported our decision to terminate the merger agreement:

    . Donaldson, Lufkin & Jenrette ("DLJ"), Destination's original financing source for the proposed transaction, refused to renew their customary commitment letters for bridge and equity financing in the ordinary course, despite Little Switzerland's solid performance;


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/*/    As referred to herein, Destination includes Destination Retail Holdings
Corporation, LSI Acquisition Corp., Young Caribbean Jewellery Company Limited, Alliance International Holdings Limited and CEI Distributors Inc.
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    .  Though Destination had previously confirmed that it was continuing to work with DLJ to obtain the necessary financing, Destination recently informed us that it is no longer in active discussions with DLJ regarding financing for the merger and that DLJ will not, under any circumstances, provide any bridge or equity financing in connection with the proposed transaction;

    . Destination now has no financing commitments in place to raise the financing necessary to consummate the merger, and Destination has indicated that it must start anew its efforts to raise financing for the transaction;

    . Despite Little Switzerland's repeated requests for Destination to demonstrate its commitment to the transaction through financial consideration or otherwise, Destination absolutely refused to provide Little Switzerland with any security or form of good faith payment, or even to reimburse Little Switzerland's burgeoning merger-related expenses going forward in exchange for an extension;

    . Destination recently disclosed that it is fully drawn on its credit lines and that most of its assets are pledged as collateral under existing loan agreements; and

    . Stephen Crane, Chairman of Destination and its principal stockholder, refused to stand behind Destination's obligations to Little Switzerland in connection with the merger by failing to provide a personal guarantee, even though Mr. Crane provides such a guarantee in connection with Destination's long-term debt and bank overdrafts.

   Based on the foregoing, the Board of Directors has little confidence that Destination will ever be able to obtain the financing necessary to consummate the proposed transaction. In addition, the Board believes that Little Switzerland has been significantly harmed by Destination's inability to honor its contractual commitments under the merger agreement and has determined that the additional delay associated with continuing the process with Destination would entail considerable risk and cause additional harm to Little Switzerland's business.

   Since announcing the merger in February of 1998, your Board of Directors and management has expended considerable amounts of time and money in their efforts to consummate the transaction. Unfortunately, during the same six month period, Little Switzerland suffered not only the loss of certain key employees but also a deterioration in certain vendor relationships. As the likelihood of Destination consummating the merger diminished, the urgency of protecting our assets, employees and vendor relationships grew. In short, we reached a critical juncture, and it became clear that a further accommodation of Destination would come at the expense of Little Switzerland's own stockholders. Our decision, therefore, reflects our conviction that Destination will most likely not be able to secure the financing necessary to consummate the merger. Given such uncertainty, the Board determined that the expected benefit of providing Destination with a lengthy extension did not outweigh the significant harm that Little Switzerland would suffer as a result of such further delay, particularly as we must plan for our approaching peak selling season. As a result, the Board of Directors of Little Switzerland believes that termination of the merger agreement with Destination is in the best interests of Little Switzerland and its stockholders.
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                              LITIGATION COMMENCED

   Little Switzerland has commenced legal action against Destination, Stephen Crane and other related entities in the United States Federal Court for the District of Delaware, seeking damages caused by the defendants' breach of the merger agreement. We are seeking compensation for damages caused by Mr. Crane and his companies as a result of their inability to fulfill the terms of the merger agreement, an agreement which Mr. Crane aggressively pursued. We intend to prosecute that action vigorously on behalf of Little Switzerland stockholders.

                                   OUR FUTURE

   Little Switzerland remains a world class organization in an attractive and rapidly growing industry. As an independent entity, we look forward to pursuing our long-term business plan to capitalize on our strengths and take advantage of the lucrative markets in which we compete. Having acted in the best interests of stockholders to protect our considerable assets, our sole focus moving forward will be to grow your Company and increase its profitability, and, accordingly, we have instructed Wasserstein, Perella & Co., Inc. to cease its efforts to sell the Company. In the short-term, our results will be affected by, among other things, the expense and disruption caused by Destination. Over the long-term, however, we are optimistic that we will deliver on our pledge to our stockholders to build an even stronger and more profitable franchise. We will continue to be ever mindful of our ultimate responsibility to you, our stockholders, to enhance the value of your investment in Little Switzerland.

   On behalf of your Board of Directors and all of the dedicated Little Switzerland employees, thank you for your continued support.

                                    Sincerely,

                                    /s/ C. William Carey

                                    C. William Carey
                                    Chairman of the Board